EXHIBIT 10(k)

                                FIRST AMENDMENT
                                     TO THE
               INSILCO CORPORATION 1993 LONG-TERM INCENTIVE PLAN


                                   BACKGROUND

     A. Insilco Corporation, a Delaware corporation, (the "Corporation") previously adopted the Insilco Corporation 1993 Long-Term Incentive Plan (the "Plan") for the benefit of certain employees.

     B. The Corporation desires to amend the Plan to (a) provide for full vesting upon a change in control, and (b) protect participants from certain corporate events that may cause awards to become diluted or less valuable.


                                   AMENDMENTS

     1. Section 12 of the Plan shall be amended by adding the following language to the end of such Section:

     Notwithstanding any other provision of this Plan to the contrary, if a Change in Control (as defined below) occurs, each Award outstanding under this Plan will become immediately 100% vested and exercisable with respect to the total number of shares of Common Stock subject to such Award. As used herein, a "Change in Control" means any of the following:

          (i) the acquisition, directly or indirectly, by any person (as defined under Section 13(d) of the Securities Exchange Act of 1934) within any twelve-month period of securities of the Company representing an aggregate of 25 percent or more of the combined voting power of the Company's then outstanding securities; or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof before the end of such period unless the election of each Director who was not a Director at the beginning of such period was approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of such period; or

          (iii) consummation of (A) a merger, consolidation, or other business combination which would result in the common stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof representing at least 60 percent of the common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation, or business combination, or (B) a plan of complete liquidation of the Company, or (C) an agreement for the sale or disposition by the Company of a majority (in value) of the Company's assets; or

          (iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and, in order to implement the purposes of this Plan as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Plan.

     For purposes of determining a Change in Control on any given date, a partner in Water Street Corporate Recovery Fund I, L.P. ("Water Street") will be deemed to own that number of voting shares of the Company determined by multiplying such partner's pro rata partnership interest in Water Street by the number of voting shares of the Company owned by Water Street as of such date.

     2. Section 14(b) of the Plan shall be amended by deleting the first sentence of such Section and replacing it with the following:

     In the event of any subdivision or consolidation of outstanding shares of Common Stock, or declaration of a dividend or distribution payable in shares of Common Stock, cash, or other property, or capital reorganization, reclassification, merger or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Committee shall make proportional substitutions or adjustments to appropriately reflect such event and to prevent the dilution of rights granted in all Awards under the Plan. The Committee shall use its discretion to determine the specific manner in which the outstanding Awards are to be adjusted, including but not limited to proportionally substituting or adjusting (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards denominated in Common Stock or units of Common Stock; (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards. After the Committee makes such a substitution or adjustment, the Committee shall notify the affected Participants of the new terms and conditions of their Awards.

     3. The provisions contained in this Amendment shall apply to all currently outstanding and future awards under the Plan. All other provisions of the Plan shall remain unchanged.

EXHIBIT 99(a)

                      INSILCO CORPORATION AND SUBSIDIARIES



                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)


                                                             Additions
                                                         --------------------
                                                           (1)         (2)
                                                         Charged     Charged
                                          Balance at     to costs    to other                   Balance
                                           beginning       and       accounts     Deductions   at end of
             Description                   of period     expenses   (describe)    (describe)    period
--------------------------------------------------------------------------------------------------------
For the year ended December 31,  1995
  Allowances deducted from assets:
    Accounts receivable (for doubtful
    receivables)                              $2,247        9,775        -          (719)(a)      11,303
    Inventory (primarily for
    obsolescence)                              4,094        9,031        -        (6,971)(b)       6,154
For the year ended December 31, 1996
  Allowances deducted from assets:
    Accounts receivable (for doubtful
    receivables)                             $11,303        2,298        -        (8,623)(a)       4,978
    Inventory (primarily for
    obsolescence)                              6,154        2,606        -        (2,644)(b)       6,116
For the year ended December 31, 1997
  Allowances deducted from assets:
    Accounts receivable (for doubtful
    receivables)                              $4,978          701        -        (3,547)(c)       2,132
    Inventory (primarily for
    obsolescence)                              6,116        2,826        -        (3,498)(b)       5,444

Notes: (a)  Primarily accounts written off, net of recoveries.
       (b)  Primarily obsolete parts written off.
       (c) Primarily due to the sale of the Rolodex Business and accounts written off, net of recoveries.

                      INSILCO CORPORATION AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Statement of Management's Responsibility for Financial Statements             F-2


Independent Auditors' Report                                                  F-3


Consolidated Balance Sheets                                                   F-4
   - December 31, 1997
   - December 31, 1996


Consolidated Statements of Operations                                         F-5
   - Year ended December 31, 1997
   - Year ended December 31, 1996
   - Year ended December 31, 1995


Consolidated Statement of Stockholders' Equity (Deficit)                      F-6
   - For the years ended December 31, 1997, 1996 and 1995


Consolidated Statements of Cash Flows                                         F-7
   - Year ended December 31, 1997
   - Year ended December 31, 1996
   - Year ended December 31, 1995


Notes to Consolidated Financial Statements                                    F-8

       Statement of Management's Responsibility for Financial Statements

The Consolidated Financial Statements and accompanying Notes of Insilco Corporation and subsidiaries have been prepared by management using the best available information and applying judgment. These statements have been prepared in accordance with generally accepted accounting principles in the United States. Management is responsible for the selection of appropriate accounting principles and the fairness and integrity of such statements.

The Company maintains a system of internal controls designed to provide reasonable assurance that accounting records are reliable for the preparation of financial statements and for safeguarding assets. The Company's system of internal controls includes financial written policies, guidelines and procedures; organizational structures, staffed through the careful selection of people that provide an appropriate division of responsibility and accountability; and an internal audit program. Professional financial personnel are responsible for implementing and overseeing the system of financial controls, reporting on management's stewartship of assets and maintaining accurate records.

KPMG Peat Marwick LLP, independent auditors, provide an objective, independent review of management's discharge of its obligations relating to the fairness of financial reporting. Their opinion is based on procedures believed by them to be sufficient to provide reasonable assurance that the Consolidated Financial Statements are not materially misstated. The independent auditors' report of KPMG Peat Marwick LLP follows.

The Board of Directors pursues its oversight responsibility for the financial statements through its Audit Committee, composed of Directors who are not employees of the Company. The Audit Committee meets regularly to review with management and KPMG Peat Marwick LLP the Company's accounting policies, internal and external audit plans and results of audits performed. To ensure complete independence, KPMG Peat Marwick LLP and the internal auditors have full access to the Audit Committee and meet with the Audit Committee without the presence of management.



Robert L. Smialek
Chairman of the Board,
President and CEO



Philip K. Woodlief
Vice President and Corporate Controller

                          Independent Auditors' Report

The Board of Directors and Stockholders
Insilco Corporation:

We have audited the accompanying consolidated financial statements of Insilco Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of valuation and qualifying accounts. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits. We did not audit the 1997, 1996 and 1995 financial statements of Thermalex, Inc., a 50 percent owned investee company. The Company's investment in Thermalex, Inc. at December 31, 1997 and 1996, was $9.7 million and $8.6 million, respectively, and its equity in earnings of Thermalex, Inc. was $2.6 million, $2.9 million and $2.3 million, for each of the years in the three-year period ended December 31, 1997. The financial statements of Thermalex, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Thermalex, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insilco Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                KPMG PEAT MARWICK LLP

Columbus, Ohio
January 30, 1998, except as
to Note 21, which is as of
March 24, 1998

                      INSILCO CORPORATION AND SUBSIDIARIES



                          Consolidated Balance Sheets
                           December 31, 1997 and 1996
                       (In thousands, except share data)


                                                                     1997      1996
                                                                  ---------  -------
                            Assets
Current assets:
Cash and cash equivalents                                           $10,651    3,481
Trade receivables, net                                               67,209   73,874
Other receivables                                                     3,477    8,499
Inventories                                                          60,718   66,385
Deferred tax asset                                                      277   29,859
Prepaid expenses and other current assets                             2,716    3,403
                                                                   --------  -------
Total current assets                                                145,048  185,501
                                                                   --------  -------
Property, plant and equipment, net                                  113,971  114,379
Deferred tax asset                                                    1,054    7,542
Other assets                                                         42,600   40,971
                                                                   --------  -------
Total assets                                                       $302,673  348,393
                                                                   ========  =======
         Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Current portion of long-term debt                                    $1,684   24,272
Accounts payable                                                     39,757   37,984
Customer deposits                                                    20,346   23,490
Accrued expenses and other                                           43,753   48,319
                                                                   --------  -------
Total current liabilities                                           105,540  134,065

Long-term debt, excluding current portion                           256,059  136,770
Other long-term obligations, excluding current portion               43,402   44,156
                                                                   --------  -------
Total liabilities                                                   405,001  314,991
                                                                   --------  -------
Stockholders' equity (deficit):
Common stock, $.001 par value; 15,000,000 shares authorized;
4,548,373 shares issued (9,810,794 in 1996) and 4,080,693
shares outstanding (9,487,740 in 1996)                                    5       10
Treasury stock, at cost                                             (16,268) (10,745)
Additional paid-in capital                                                -   81,496
Accumulated deficit                                                 (82,756) (37,115)
Foreign currency translation adjustments                             (3,309)    (244)
                                                                   -------- --------
Total stockholders' equity (deficit)                               (102,328)  33,402
                                                                   -------- --------
Commitments and contingencies (See Notes 10,11,14 and 17)

Total liabilities and stockholders' equity (deficit)               $302,673  348,393
                                                                   ======== ========

See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES



                     Consolidated Statements of Operations
                  Years Ended December 31, 1997, 1996 and 1995
                (In thousands, except share and per share data)


                                                             1997       1996        1995
                                                          ---------  ---------  ----------
Sales                                                      $539,030    572,474     561,203
Cost of products sold                                       376,328    389,893     385,720
Depreciation and amortization                                18,571     16,831      14,758
Selling, general and administrative expenses                 90,863    106,649      97,736
Nonrecurring charges                                              -          -       6,200
Amortization of Reorganization Goodwill                           -          -      32,172
                                                          ---------  ---------  ----------
Operating income                                             53,268     59,101      24,617
                                                          ---------  ---------  ----------
Other income (expense):
Interest expense                                            (20,562)   (18,386)    (19,546)
Interest income                                               2,877      1,010       1,577
Gain on the sale of Office Products Business                 95,001      2,493           -
Equity in net income of Thermalex                             2,647      2,922       2,335
Other income, net                                               795      4,723       9,791
                                                          ---------  ---------  ----------
Total other income (expense)                                 80,758     (7,238)     (5,843)
                                                          ---------  ---------  ----------
Income before income taxes and
extraordinary item                                          134,026     51,863      18,774

Income tax expense                                          (51,654)   (12,810)    (16,199)
                                                          ---------  ---------  ----------
Income before extraordinary item                             82,372     39,053       2,575

Extraordinary item, net of tax                                 (728)         -           -
                                                          ---------  ---------  ----------
Net income                                                  $81,644     39,053       2,575
                                                          =========  =========  ==========
Earnings (loss) per common share:
Income before extraordinary item                             $11.44       4.10        0.26
Extraordinary item                                            (0.10)         -           -
                                                          ---------  ---------  ----------
Basic net income per share                                   $11.34       4.10        0.26
                                                          =========  =========  ==========
Weighted average number of common shares outstanding      7,200,103  9,517,123   9,815,109
                                                          =========  =========  ==========
Earnings (loss) per common share - assuming dilution:
Income before extraordinary item                             $11.22       3.95        0.25
Extraordinary item                                            (0.10)         -           -
                                                          ---------  ---------  ----------
Diluted net income per share                                 $11.12       3.95        0.25
                                                          =========  =========  ==========
Weighted average number of common shares outstanding
and common share equivalents                              7,345,045  9,891,631  10,132,174
                                                          =========  =========  ==========

See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

            Consolidated Statement of Stockholders' Equity (Deficit)
              For the Years Ended December 31, 1997, 1996 and 1995
                                 (In thousands)

                                                                                                                   Total
                                                                         Additional               Cumulative   Stockholders'
                                               Common Stock    Treasury   Paid-in    Accumulated  Translation     Equity
                                              Par Value $.001   Stock     Capital      Deficit    Adjustment     (Deficit)
                                              ---------------  --------  ----------  -----------  -----------  -------------
Balance at December 31, 1994                              $10         -      65,282      (78,743)           -        (13,451)
Net income                                                  -         -           -        2,575            -          2,575
Shares issued upon exercise of stock options                -         -         226            -            -            226
Purchase of treasury stock                                  -    (6,813)          -            -            -         (6,813)
Tax benefit from reduction of valuation
 allowance for deferred tax assets                          -         -       1,612            -            -          1,612
Tax benefit from exercise of stock options                  -         -          72            -            -             72
                                                          ---  --------  ----------  -----------  -----------  -------------
Balance at December 31, 1995                               10    (6,813)     67,192      (76,168)           -        (15,779)
Net income                                                  -         -           -       39,053            -         39,053
Tax benefit from reduction of valuation
 allowance for deferred tax assets                          -         -      10,237            -            -         10,237
Purchase of treasury stock                                  -    (3,932)          -            -            -         (3,932)
Restricted stock                                            -         -       3,300            -            -          3,300
Shares issued upon exercise of stock options                -         -       1,071            -            -          1,071
Reserved shares                                             -         -        (706)           -            -           (706)
Tax benefit from exercise of stock options                  -         -         402            -            -            402
Foreign currency translation adjustment                     -         -           -            -         (244)          (244)
                                                          ---  --------  ----------  -----------  -----------  -------------
Balance at December 31, 1996                               10   (10,745)     81,496      (37,115)        (244)        33,402
Net income                                                  -         -           -       81,644            -         81,644
Repurchase of shares                                       (5)        -     (92,710)    (127,285)           -       (220,000)
Costs of Tender Offer                                       -         -        (889)           -            -           (889)
Purchase of treasury stock                                  -    (5,523)          -            -            -         (5,523)
Restricted stock                                            -         -         571            -            -            571
Shares issued upon exercise of stock options                -         -       8,255            -            -          8,255
Tax benefit from exercise of stock options                  -         -       3,277            -            -          3,277
Foreign currency translation adjustment                     -         -           -            -       (3,065)        (3,065)
                                                          ---  --------  ----------  -----------  -----------  -------------
Balance at December 31, 1997                               $5   (16,268)          -      (82,756)      (3,309)      (102,328)
                                                          ===  ========  ==========  ===========  ===========  =============

See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1997, 1996 and 1995
                                 (In thousands)


                                                            1997      1996      1995
                                                          --------  --------  --------

Cash flows from operating activities:
 Net income                                                $81,644    39,053     2,575
 Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                              18,571    16,831    46,930
 Deferred tax expense                                       37,366    10,016    12,661
 Divestiture gains, net                                    (95,001)   (2,493)        -
 Other noncash charges and credits                            (127)   (4,904)   (6,143)
 Changes in operating assets and liabilities:
 Receivables                                                (3,179)   11,749    (8,836)
 Inventories                                                (2,651)   (2,899)     (461)
 Payables and other                                         11,232    (9,601)   (5,519)
 Other long-term liabilities                                (2,344)   (2,329)   (3,463)
                                                          --------  --------  --------
 Net cash provided by operating activities                  45,511    55,423    37,744
                                                          --------  --------  --------
Cash flows from investing activities:
 Proceeds from divestitures, net                           112,610    21,818         -
 Other investing activities                                  6,190     8,704     7,481
 Capital expenditures                                      (23,583)  (22,579)  (22,159)
 Acquisitions of businesses, net of cash acquired                -   (37,726)        -
                                                          --------  --------  --------
 Net cash provided by (used in) investing activities        95,217   (29,783)  (14,678)
                                                          --------  --------  --------
Cash flows from financing activities:
 Repurchase of shares                                     (220,000)        -         -
 Retirement of long-term debt                             (117,246)  (26,330)  (12,926)
 Debt issuance and Tender Offer costs                      (10,689)        -         -
 Payment of prepetition liabilities                         (2,811)   (2,862)   (2,949)
 Purchase of treasury stock                                 (1,887)   (3,932)   (6,813)
 Proceeds from sale of subordinated notes                  150,000         -         -
 Proceeds from debt borrowings                              64,759         -       600
 Proceeds from sale of stock                                 4,618     1,071       226
                                                          --------  --------  --------
 Net cash used in financing activities                    (133,256)  (32,053)  (21,862)
                                                          --------  --------  --------
Effect of exchange rate changes on cash                       (302)        -         -
                                                          --------  --------  --------
 Net increase (decrease) in cash and cash equivalents        7,170    (6,413)    1,204

Cash and cash equivalents at beginning of period             3,481     9,894     8,690
                                                          --------  --------  --------
Cash and cash equivalents at end of period                 $10,651     3,481     9,894
                                                          ========  ========  ========
Supplemental information - cash paid for:
 Interest, net of capitalized amount                       $13,305    17,820    18,199
                                                          ========  ========  ========
 Income taxes                                               $7,062     2,081     2,407
                                                          ========  ========  ========


See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1996 and 1995

(1) Summary of Significant Accounting Policies

 (a)  Principles of Consolidation

      The consolidated financial statements include the financial statements of Insilco Corporation (the "Company") and its wholly owned subsidiaries. The Company's investments in companies for which the Company does not have operational control are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

 (b)  Pro Forma Results of Operations

      During 1997 and 1996, the Company entered into several divestiture and acquisition transactions (See Notes 2 and 3). In addition, during 1997, the Company completed a self tender and share repurchase of approximately 59% of its outstanding shares (See Note 11) partially with the proceeds from one of the divestitures and partially through the issuance of subordinated notes and refinancing of its bank credit agreement (See
      Note 8). These transactions affect the understanding of the Company's financial position, results of operations and cash flows for 1997 compared to prior periods. As a result of these transactions, the Company has presented pro forma results of operations for 1997 and 1996 as if these transactions occurred at the beginning of the respective periods in Note 20.

 (c)  Cash Equivalents

      Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

 (d)  Trade Receivables

      Trade receivables are presented net of allowances for doubtful accounts and sales returns of $2,132,000 and $4,978,000 at December 31, 1997 and 1996, respectively.

 (e)  Inventories

      Inventories are valued at the lower of cost or market. Cost is generally determined using the first-in, first-out cost method.

 (f)  Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated on the straight-line method over the assets' estimated useful lives which is 25 years for new buildings, 9 years for machinery and equipment and ranges from 3 to 7 years for other property, plant and equipment.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





 (g)  "Fresh Start" Accounting and Reorganization Goodwill

      On March 31, 1993, the Company adopted the "fresh start" accounting principles prescribed by the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants. The "fresh start" accounting principles required the Company to value its assets and liabilities at fair values and eliminate its accumulated deficit.

      Reorganization Goodwill, consisted of the excess of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets on March 31, 1993 and was amortized over a three year period. Reorganization Goodwill was fully amortized at December 31, 1995.

 (h)  Deferred Financing Costs

      Deferred financing costs are being amortized using the effective interest method over the life of the related debt.

 (i)  Goodwill

      Goodwill represents the excess of cost of net assets acquired in business combinations over their fair values. It is amortized on a straight-line basis over estimated periods to be benefited (not exceeding 40 years). Goodwill is periodically reviewed for impairment based upon an assessment of future operations to insure it is appropriately valued.

 (j)  Interest Rate Hedges

      The Company periodically uses interest rate hedges to limit its exposure to the interest rate risk associated with its floating rate long-term bank debt. Unamortized premium related to purchased interest rate caps is included in other assets in the balance sheet and is amortized using the interest method over the life of the related agreements. Amounts received under cap agreements and net amounts received (or paid) under swap agreements are recorded as a reduction (addition) to interest expense.

 (k)  Environmental Remediation and Compliance

      Environmental remediation and compliance expenditures are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities are recorded when it is probable the obligations have been incurred and the amounts can be reasonably estimated.

 (l)  Fair Value of Financial Instruments

      Fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate book value at December 31, 1997. Fair value of debt is based upon market value, if traded, or discounted at the estimated rate the Company would incur currently on similar debt (See
      Note 9).

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





 (m)  Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

 (n)  Earnings Per Share

      In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS 128"), "Earnings per Share", which simplifies the computation of earnings per share ("EPS"). SFAS 128 is effective for financial statements issued for periods after December 15, 1997. All prior period earnings per share amounts have been restated to conform with SFAS 128 requirements. Under SFAS 128, the Company computes two earnings per share amounts - basic EPS and EPS assuming dilution. Basic EPS is calculated based on the weighted average number of shares of common stock outstanding for the period. EPS assuming dilution is based on the weighted average number of shares of common stock outstanding for the period, including common stock equivalents which reflect the dilutive effect of stock options granted to employees and directors.

 (o)  Estimates

      In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying actual results may ultimately differ from those estimates.

 (p)  Reclassifications

      Certain 1996 and 1995 amounts have been reclassified to conform with 1997 presentation.

 (q)  Accounting Standards

      In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and most other non-owner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. In addition, in February 1998, the FASB issued Statement No. 132 ("SFAS 132"), "Employers' Disclosures About Pensions and Other Post-retirement Benefits", concerning employer disclosure about pension plans and other post-retirement benefits. SFAS 130, SFAS 131 and SFAS 132 are effective for 1998. These statements expand or modify disclosures and will have no impact on the Company's financial position, results of operations or cash flows.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(2)  Divestitures

     On March 5, 1997, the Company completed the sale of its Office Products Business within the Office Products/Specialty Publishing Group with the divestiture of its traditional office products business (the "Rolodex Business") for $112,610,000, net of transaction costs.

     The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business ("Curtis"). The proceeds from these sales aggregated $21,818,000. (See Note 20 for unaudited pro forma financial information with respect to these divestitures).

(3)  Acquisitions

     In 1996, the Company acquired Great Lake, Inc. ("Great Lake"), which serves the automotive, heavy truck and industrial manufacturing radiator replacement market and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business") for approximately $37,726,000 including transaction fees and expenses. The Lingemann transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based Helima-Helvetion International, Inc. This cash transaction was financed principally from borrowings under the Company's prior bank credit agreement (See Note 8).

     These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the period subsequent to their acquisition dates. (See Note 20 for pro forma results). The fair value of the assets acquired totaled $47,478,000 and the liabilities assumed totaled $9,752,000.

(4)  Inventories

   A summary of inventories at December 31 follows (in thousands):


                                1997    1996
                              -------  ------

Raw materials and supplies    $25,396  27,677
Work in process                23,427  25,570
Finished goods                 11,895  13,138
                              -------  ------
                              $60,718  66,385
                              =======  ======

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(5)  Property, Plant and Equipment

     A summary of property, plant and equipment at December 31 follows (in thousands):


                                    1997      1996
                                  --------  --------

Land                                $6,267     6,310
Buildings                           33,718    32,772
Machinery and equipment            137,310   125,211
                                  --------  --------
                                   177,295   164,293
Less accumulated depreciation      (63,324)  (49,914)
                                  --------  --------
                                  $113,971   114,379
                                  ========  ========

(6)  Other Assets

     A summary of other assets at December 31 follows (in thousands):


                                           1997    1996
                                          -------  ------

Goodwill, net                             $13,408  13,659
Equity investment in Thermalex              9,736   8,550
Deferred financing costs                    9,246   1,666
Cash surrender value of life insurance      4,636   5,635
Other                                       5,574  11,461
                                          -------  ------
                                          $42,600  40,971
                                          =======  ======

     Thermalex, Inc. ("Thermalex") is a joint venture, formed in 1985 between the Company's Thermal Components Division and Mitsubishi Aluminum, Ltd., which sells aluminum extruded products to the automobile industry. The Company received $1,461,000 and $3,400,000 of dividend distributions from Thermalex in 1997 and 1996, respectively.

     Sales for Thermalex for the years ended December 31, 1997, 1996 and 1995 were $47,152,000, $48,057,000 and $44,839,000, respectively. Net income for the years ended December 31, 1997, 1996 and 1995 was $5,294,000, $5,844,000 and $4,670,000, respectively. Total assets were $36,348,000 and $28,629,000 at December 31, 1997 and 1996, respectively. Stockholders' equity was $19,475,000 and $17,102,000 at December 31, 1997 and 1996,
     respectively.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(7)  Accrued Expenses and Other

     A summary of accrued expenses and other at December 31 follows (in thousands):


                                                    1997    1996
                                                  -------  ------

Salaries and wages payable                         $9,445   9,838
Accrued interest payable                            8,038   3,113
Current portion of the long term obligations        5,393   6,661
Accrued taxes payable                               1,112     116
Pension                                             5,523   5,682
Other accrued expenses                             14,242  22,909
                                                  -------  ------
                                                  $43,753  48,319
                                                  =======  ======

(8)  Long-term Debt

     A summary of long-term debt at December 31 follows (in thousands):


                                     1997      1996
                                   --------   -------

Subordinated notes                 $150,000         -
Bank revolving credit facility       87,500    41,300
Alternative currency borrowings      18,348         -
Bank term loan                            -   116,677
Miscellaneous                         1,895     3,065
                                   --------   -------
                                    257,743   161,042
Less current portion                 (1,684)  (24,272)
                                   --------   -------
                                   $256,059   136,770
                                   ========   =======

     On July 3, 1997, the Company refinanced its existing debt under a new six year $200 million amended and restated credit agreement with a bank group consisting of Citicorp USA, Inc., Goldman Sachs Credit Partners L.P., (an affiliate of the Company's principal stockholder) and First National Bank of Chicago (the "Bank Credit Agreement"). The Bank Credit Agreement provides for a $200 million revolving credit facility with a $50 million sublimit for issuance of letters of credit ($9.0 million outstanding at December 31, 1997) and a $50 million sublimit for alternative currency borrowings. The $200 million revolving credit facility is permanently reduced by $20 million per year beginning July 2000 through July 2002. The bank loans and letters of credit bear interest at various floating rates, which approximate the one to six month LIBOR rates plus 1.25% (such LIBOR rates approximated 5.72% to 5.84% at December 31, 1997) subject to performance versus a leverage ratio. The revolving credit facility will terminate and all amounts outstanding, if any, will be due on July 8, 2003. Annual commitment fees consist of 0.3% of the average daily unused commitment.

     As of December 31, 1997, under the sublimit for alternative currency borrowings, the Company had borrowed $18.3 million (33.0 million Deutsche Marks). The Company's alternative currency borrowing is designed to hedge the Company's net investment in its German operations. The change, if any, to the net investment as a result of foreign currency fluctuations is included in stockholders' equity as a foreign currency translation adjustment. The alternative currency

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





   borrowing is denominated in German Deutsche Marks and bears interest based on one to six month German LIBOR rates plus 1.25% (such LIBOR rates approximated 3.53% to 3.75% at December 31, 1997).

   The Bank Credit Agreement is guaranteed on a joint and several basis by the Company's material directly and indirectly wholly owned subsidiaries (the "Guarantors") and has been secured by substantially all assets of the Guarantors. The Bank Credit Agreement contains certain financial and other covenants usual and customary for a secured credit agreement. The Company was in compliance with these covenants as of December 31, 1997.

   In 1997, proceeds from the Bank Credit Agreement were used to prepay amounts outstanding under the prior bank credit agreement. As a result of the prepayment, the Company recorded an extraordinary charge of $728,000 (net of a tax benefit of $465,000) due to expensing the related unamortized debt financing costs.

   On August 12, 1997, the Company completed the issuance of $150,000,000 of 10.25% senior subordinated notes (the "Notes"). Interest is payable semi-annually, with a maturity date of August 15, 2007.

   The Company may redeem the Notes, in whole or in part, upon certain conditions, at any time on or after August 15, 2002 and prior to maturity. The Notes have certain covenants that have restrictions on dividends and distributions. Upon a change of control, holders of the Notes may require the Company to purchase all or a portion of the Notes at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest, if any.

(9)  Fair Value of Financial Instruments

   The estimated fair value at December 31 of financial instruments, other than current assets and liabilities, follow (in thousands):


                                         1997                      1996
                               -------------------------  ----------------------
                                              Estimated               Estimated
                                Book Value    Fair Value  Book Value  Fair Value
                               -------------  ----------  ----------  ----------
Debt:
Subordinated notes                  $150,000     154,500           -           -
Bank revolving credit facility       105,848     105,848      41,300      41,300
Bank term loan                             -           -     116,677     116,677
Miscellaneous                          1,895       1,895       3,065       3,065
                                    --------     -------     -------     -------
                                    $257,743     262,243     161,042     161,042
                                    ========     =======     =======     =======
Hedges:
Interest rate (asset)               $      -         423        (163)      1,281
                                    ========     =======     =======     =======

   At December 31, 1997, the Company's only interest rate hedge consisted of a swap agreement which fixed the interest rate on $45,000,000 (from 5/30/95 to 5/30/98) of borrowings at 8.99%.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





   The Company is exposed to market risk for changes in interest rates, but has no off-balance sheet risk of accounting loss. The Company manages exposure to counterparty credit risk by entering into such transactions with major financial institutions that are expected to perform under the terms of such agreements.

(10) Other Long-Term Liabilities

   A summary of other long-term liabilities at December 31 follows (in thousands):


                                                             1997     1996
                                                           -------  -------
Post-retirement benefits, other than pensions (Note 12)    $22,191   22,112
Prepetition and other tax liabilities                       15,762   16,722
Environmental liabilities                                    8,625    9,208
Deferred compensation and other                              2,217    2,775
                                                           -------  -------
                                                            48,795   50,817
Less current portion                                        (5,393)  (6,661)
                                                           -------  -------
                                                           $43,402   44,156
                                                           =======  =======

   Prepetition and other tax liabilities

   On April 1, 1993, the Company and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to a plan of reorganization (the "Plan of Reorganization"). The Chapter 11 cases were commenced on January 13, 1991 (the "Petition Date"). The Company entered into an agreement with the Internal Revenue Service ("IRS") settling Federal income tax claims filed in the Chapter 11 cases for open taxable years through 1990. In addition to this agreement, the tax liabilities include Prepetition state tax claim settlements, negotiated payment terms on certain foreign Prepetition tax liabilities, and an estimate of the Company's obligation for curative action required by the IRS to cure certain operational defects in one of the Company's defined contribution plans.

   Environmental liabilities

   The Company's operations are subject to extensive Federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. The Company has a program for monitoring its compliance with applicable environmental regulations, the interpretation of which often is subjective. This program includes, but is not limited to, regular reviews of the Company operations' obligations to comply with environmental laws and regulations in order to determine the adequacy of the recorded liability for remediation activities.

   The environmental liabilities included in other long-term obligations represent the estimate of cash obligations that will be required in future years for these environmental remediation activities. The Company has estimated the exposure and accrued liability to be approximately $8,625,000 relating to these environmental matters at December 31, 1997. These liabilities are undiscounted and do not assume any possible recoveries from insurance coverage or claims which the Company may have against third parties. The estimate is based upon in-house engineering expertise and the professional services of outside consulting and engineering firms. Because of uncertainty associated with the

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





   estimation of these liabilities and potential regulatory changes, it is reasonably possible that these estimated liabilities could change in the near term but it is not expected that the effect of any such change would be material to the consolidated financial statements in the near term.

(11) Stockholders' Equity (Deficit)

   The Company's authorized capital stock consists of 15,000,000 shares of common stock. Each share entitles its holder to one vote on matters submitted to stockholders. At December 31, 1997 and 1996, the issued shares of common stock included 67,483 and 163,557 shares of common stock, respectively, available to satisfy Prepetition claims.

   On July 10, 1997, the Company, using the proceeds from the sale of the Rolodex Business, purchased (i) 2,805,194 shares from Water Street Corporate Recovery Fund I, L.P. ("Water Street") (the Company's largest stockholder which is an investment partnership of which Goldman, Sachs & Co. is the general partner) at $38.50 per share in cash for an aggregate purchase price of $107,999,969 and (ii) 51,948 shares from Robert L. Smialek, the President and Chairman of the Board of the Company, at $38.50 per share in cash, for an aggregate purchase price of $1,999,998. On August 12, 1997, the Company completed a tender offer (the "Tender Offer"), pursuant to which it purchased 2,857,142 shares at a price of $38.50 per share in cash. At the completion of the Tender Offer, the number of outstanding shares were reduced to approximately 4.1 million.

   The Company repurchased 97,500 shares of its common stock during 1996 at prices ranging from $30.60 to $36.125 under the $15,000,000 stock buyback program approved by the Company's Board of Directors on July 26, 1995. During the last half of 1995, the Company had repurchased 197,500 shares of its common stock at prices ranging from $32.375 to $36.875 under the stock buyback program.

   Water Street, an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner, is the Company's principal stockholder, owning approximately 45% of the Company's outstanding shares of common stock.

(12) Pension Plans and Post-retirement Benefits

   Pension Plans

   The Company has defined benefit pension plans covering certain of its employees. The benefits under these plans are based primarily on employees' years of service and compensation near retirement. The Company's funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of equity investments, government obligations and corporate debt securities. The Company also contributes to various multi-employer plans sponsored by bargaining units for its union employees.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





A summary of the plans' funded status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                              1997                      1996
                                    --------------------------------------------------
                                      Assets     Accumulated    Assets     Accumulated
                                      Exceed      Benefits      Exceed      Benefits
                                    Accumulated    Exceed     Accumulated    Exceed
                                     Benefits      Assets      Benefits      Assets
                                    -----------  -----------  -----------  -----------
Plan assets at fair value              $ 86,888       11,086       81,025       11,467
                                       --------      -------      -------      -------
Actuarial present value of benefit
obligations:
Vested benefits                          69,088       14,122       62,230       14,078
Nonvested benefits                        1,217          698          906          606
                                       --------      -------      -------      -------
Accumulated obligation                   70,305       14,820       63,136       14,684
Benefits attributable to future
compensation increases                    5,177          666        2,504          549
                                       --------      -------      -------      -------
Projected benefit obligations            75,482       15,486       65,640       15,233
                                       --------      -------      -------      -------
Plan assets less projected
benefit obligation                       11,406       (4,400)      15,385       (3,766)
Unrecognized losses (gains)             (13,072)        (323)     (17,227)        (550)
Unrecognized prior service costs         (1,188)       2,054       (1,260)       1,736
                                       --------      -------      -------      -------
Pension liability                      $ (2,854)      (2,669)      (3,102)      (2,580)
                                       ========      =======      =======      =======

The components of pension cost follow (in thousands):


                                    1997     1996      1995
                                 --------  -------  --------
Service cost                       $2,320    2,381     1,848
Interest cost                       5,639    6,066    10,297
Actual return on assets           (14,689)  (9,099)  (27,531)
Net amortization and deferral       7,741    2,183    17,375
                                 --------  -------  --------
Net pension cost                   $1,011    1,531     1,989
                                 ========  =======  ========

In addition, the Company recognized pension costs of $597,000 in 1997, $880,000 in 1996 and $580,000 in 1995 related to contributions to multi-employer plans.

In the fourth quarter of 1995, the Company adopted a lump sum settlement feature for retirees and certain vested plan participants which resulted in the settlement of more than $42,000,000 in pension obligations. The Company recorded a gain on the settlement of $4,300,000 in the fourth quarter of 1995.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





The assumptions used in accounting for the pension plans as of December 31 follow:

                                                1997     1996
                                               -----    -----
Discount rates                                 7.25%    7.75%
Rates of increase in compensation levels       4.50%    4.50%
Expected long-term rate of return on assets    9.00%    9.00%

In addition to the defined benefit plans described above, the Company sponsors a qualified defined contribution 401(k) plan, which covers substantially all non-union employees of the Company and its subsidiaries, and which covers union employees at one of the Company's subsidiaries. The Company matches 50% of non-union participants' voluntary contributions up to a maximum of 3% of the participant's compensation. The Company's expense was approximately $819,000 in 1997, $738,000 in 1996 and $666,000 in 1995.

Post-retirement benefits, other than pensions

The Company maintains nine post-retirement health care and life insurance benefit plans, four of which cover approximately 500 present retirees (the "Retiree Plans") and five of which cover certain retirees and current employees of four operating units (the "Open Plans"). The Company pays benefits under the plans when due and does not fund its plan obligations as they accrue. The Company's accrued post-retirement benefit cost is attributable to the Retiree Plans and one of the Open Plans, in which approximately 100 retirees and 300 current employees were participants. It has been assumed that plan participant contributions, if any, under these five plans will increase as a result of increases in medical costs. The other Open Plans have been, and are assumed will continue to be, fully self-funded by their participants.

During 1996, the Company amended its Retiree Plans and the one Open Plan to limit the Company's contributions and to adopt a cost-sharing method based upon a retiree's years of service. As a result, the accumulated post-retirement benefit obligation for these retiree health care plans was reduced by approximately $3.4 million.

The components of net periodic post-retirement benefit cost follow (in thousands):

                                        1997     1996    1995
                                       ------   -----   -----
Service cost                             $400     492     503
Interest cost                           1,099   1,154   1,401
Amortization of prior service cost       (437)   (365)   (145)
                                       ------   -----   -----
                                       $1,062   1,281   1,759
                                       ======   =====   =====

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





A summary of the plans' status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                      1997      1996
                                                    -------   ------
Accumulated post-retirement benefit obligations:
Retirees                                             $8,421    7,828
Other fully eligible plan participants                2,616    2,302
Other active plan participants                        5,811    4,440
                                                    -------   ------
Total                                                16,848   14,570

Prior service cost                                    4,425    4,777
Unrecognized net gain                                   918    2,765
                                                    -------   ------
Accrued post-retirement benefit costs               $22,191   22,112
                                                    -------   ------

At December 31, 1997 and 1996, the weighted-average discount rates used in determining the accumulated post-retirement benefit obligation were 7.25% and 7.75%, respectively. The recorded health care cost trend rate assumed in measuring the accumulated post-retirement benefit obligation was 8% in 1998, declining to an ultimate rate of 5% in 2010 and thereafter. If these trend rate assumptions were increased by 1%, the accumulated post-retirement benefits obligation would increase by approximately 16% ($2,751,000). The effect of this change on the sum of service cost and interest cost components of the net periodic post-retirement benefit cost for the year ending December 31, 1997 would be an increase of approximately 21% ($320,000).

(13) Stock-Based Compensation Plans

The Company's 1993 Long-term Incentive Plan (the "Incentive Plan"), as amended, and the 1993 Nonemployee Director Stock Incentive Plan (the "Director Plan") provides for the issuance of no more than 2,000,000 and 360,000, respectively, shares of common stock to eligible employees and nonemployee directors. As of December 31, 1997, the shares available for future awards under the Incentive Plan and the Director Plan have been reduced to 694,136, and 146,664, due to stock options and restricted stock awards granted since the inception of the plans.

Stock Options

Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the "APB Opinion No. 25" method whereby no compensation cost is recognized upon grant if certain conditions are met. The Company is continuing to account for its stock-based compensation under APB Opinion No. 25. However, pro forma disclosures as if the Company had adopted the cost recognition requirements under SFAS 123 are presented below.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted in 1997, 1996 and 1995 under SFAS 123, the Company's net income and earnings per share would have approximated the pro forma amounts below:


                                             1997    1996   1995
                                           -------  ------  -----

Net income                  As reported    $81,644  39,053  2,575
                              Pro forma     81,069  38,748  2,562

Basic earnings per share    As reported      11.44    4.10   0.26
                              Pro forma      11.26    4.07   0.26

Diluted earnings per share  As reported      11.12    3.95   0.25
                              Pro forma      11.06    3.92   0.25

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to grants prior to 1995, and additional awards in the future are anticipated.


       A summary of the options granted follows:

                                                   Weighted
                                       Number of   Average
                                        Shares       Price
                                       ---------   --------

Options outstanding December 31, 1994  1,092,168    $21.84
Granted                                   12,850     32.30
Forfeited                                (28,369)    21.03
Exercised                                (12,646)    15.39
                                       ---------
Options outstanding December 31, 1995  1,064,003     22.07
Granted                                  102,900     34.82
Forfeited                                (36,670)    26.69
Exercised                                (59,668)    17.95
                                       ---------
Options outstanding December 31, 1996  1,070,565     23.36
Granted                                  151,500     36.87
Forfeited                                (30,938)    24.79
Exercised                               (450,860)    18.27
                                       ---------
Options outstanding December 31, 1997    740,267     29.17
                                       =========
Options exercisable at December 31:
1995                                     471,614     20.87
1996                                     682,681     21.45
1997                                     421,033     27.18

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





   At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options follow:



                         Options Outstanding                  Options Exercisable
              -----------------------------------------  -----------------------------
                                  Weighted
                                   Average    Weighted-                     Weighted-
  Range of         Number         Remaining    Average        Number         Average
  Exercise     Outstanding at    Contractual  Exercise    Exercisable at     Exercise
   Prices     December 31, 1997     Life        Price    December 31, 1997    Price
------------  -----------------  -----------  ---------  -----------------  ----------

$15.00-20.00       148,255           2.6        $16.33          92,255        $15.92
 25.01-30.00       355,779           2.3         29.91         299,079         29.89
 30.01-35.00        90,168           7.9         34.66          26,968         34.64
 35.01-39.00       146,065           4.7         37.03           2,731         37.58
                   -------                                     -------
                   740,267                                     421,033
                   =======                                     =======

   The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $13.87, $19.20 and $18.58, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1997 - expected dividend yield 0.0%, risk-free interest rate of 5.57%, and an expected life of 4.14 years.

   Restricted Stock

   The awards of restricted common stock to employees and directors has been contingent upon the participants maintaining certain investments in the Company's common stock and the restrictions on the awards lapse only if: (1) the market value of the Company's common stock attains targeted levels during a specified period; and, (2) generally only after the participants complete a required service period. The compensation expense associated with the restricted stock awards is recorded over the employee service period if it is determined probable that the restrictions based upon attaining the probable targets will lapse. The compensation expense was $397,000, $465,000 and $1,290,000 in 1997, 1996, and 1995, respectively. As of December 31, 1997, awards of 70,324 shares are subject to the restrictions and will be forfeited if the restrictions are not met prior to August 2000.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(14) Income Tax Expense

   The components of total income taxes and a reconciliation of total income taxes to the actual income tax obligation follow (in thousands):

                                    1997      1996      1995
                                   -------   -------   -------

Total income taxes:
Before extraordinary item:
Current:
Federal                            $10,362       542       758
State and local                      3,148       745     1,000
Foreign                                778     1,507       938
                                   -------   -------   -------
                                    14,288     2,794     2,696
                                   -------   -------   -------
Deferred:
Federal                             33,478     8,336    12,370
State and local                      3,400       928     1,133
Foreign                                488       752         -
                                   -------   -------   -------
                                    37,366    10,016    13,503
                                   -------   -------   -------
Total before extraordinary item     51,654    12,810    16,199
Extraordinary item                    (465)        -         -
Stockholders' equity                (3,277)     (402)      (72)
                                   -------   -------   -------
Total income taxes                  47,912    12,408    16,127

Noncash allocations:
Deferred income taxes              (37,366)  (10,016)  (12,661)
Charges in lieu of taxes                 -         -      (842)
                                   -------   -------   -------
Actual income tax obligations      $10,546     2,392     2,624
                                   =======   =======   =======

     In accordance with the Reorganization SOP, pre-reorganization deferred tax assets not previously recognized on the balance sheet are recorded as a reduction to Reorganization Goodwill (until reduced to zero and then as an addition to paid-in capital) when realized and are presented as "charges in lieu of taxes."

     Pretax income by domestic and foreign source follows (in thousands):


                                      1997     1996    1995
                                    --------  ------  ------

Domestic                            $129,623  39,865   4,818
Foreign                                4,403  11,998  13,956
                                    --------  ------  ------
                                    $134,026  51,863  18,774
                                    ========  ======  ======

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





   Income tax expense differs from the amount computed by applying the Federal statutory rate to pretax income due to the following (in thousands):


                                           1997      1996     1995
                                          -------   ------   ------

Computed "expected" tax expense           $46,909   18,152    6,571
State and local taxes                       5,446    1,467    1,845
Equity in earnings of affiliates             (733)    (818)    (654)
Foreign tax rate differential                (272)  (2,076)  (1,445)
Goodwill amortization                          20       22   11,260
Other, net                                    284     (730)  (1,011)
Benefit of capital loss carryforwards           -   (2,781)       -
Valuation allowance                             -     (426)    (367)
                                          -------   ------   ------
Income tax expense                        $51,654   12,810   16,199
                                          =======   ======   ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in thousands):

                                                  1997      1996
                                                -------   -------
Deferred tax assets:
Net operating loss carryforwards                 $9,526    38,783
Accrued liabilities                              13,882    18,474
Pension and other post-retirement benefits       11,026    11,105
Alternative Minimum Tax Credit                    7,965     1,872
Capital loss carryforwards                            -     8,812
Other                                             1,127     2,537
                                                -------   -------
Total gross deferred tax assets                  43,526    81,583
Less valuation allowance                        (29,870)  (34,116)
                                                -------   -------
                                                 13,656    47,467
                                                -------   -------
Deferred tax liabilities:
Plant and equipment                             (11,472)   (9,199)
Other                                              (853)     (867)
                                                -------   -------
Total gross deferred tax liabilities            (12,325)  (10,066)
                                                -------   -------
Net deferred tax asset                           $1,331    37,401
                                                =======   =======

   The net reduction in the valuation allowance for deferred tax assets for the years ended December 31, 1997, 1996, and 1995 was $4,246,000, $10,836,000
   and $7,623,000, respectively, which primarily resulted from the reduction of the deferred tax assets in 1997 and the recognition of additional deferred tax assets and the expiration of capital loss carryforwards in 1996 and 1995. During the fourth quarters of 1996 and 1995, deferred tax assets of $10,663,000 and $9,180,000, respectively, were recognized because it was concluded that it was more likely than not that additional deferred tax assets would be realized in future years following an evaluation of the actual 1994, 1995 and 1996 taxable income and projections of future taxable income. In 1996, the projections included an assessment of the impact of the decision to pursue a sale of the Rolodex Business (completed in March
   1997) on future taxable income. Accordingly, the recognition of a pre-reorganization deferred tax asset of $7,201,000 in 1995 was recorded as a reduction to Reorganization Goodwill, $10,237,000 and $1,612,000, in 1996 and 1995 respectively, was

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





   recorded as an increase to paid-in capital and $426,000 and $367,000 was recorded as a component of deferred income tax benefit in 1996 and 1995, respectively.

   Recognition, if any, of tax benefits subsequent to December 31, 1997 relating to unrecognized deferred tax assets are expected to be allocated to the consolidated statements of operations and additional paid-in capital in the amounts of $17,676,000 and $12,194,000, respectively. At December 31, 1997, the Company had Federal net operating loss carryforwards of approximately $16,682,000 which begin to expire in 2008.

   The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The IRS is presently examining the consolidated Federal income tax returns for 1991 through 1996. Management believes that the ultimate outcome of this examination will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

(15) Other Income and Nonrecurring Charges

   Other income for 1997 included a pretax gain on the sale of the Rolodex Business totaling $95,001,000. Other income for 1996 included a $3,125,000 pretax gain on the sale of Rolodex Electronics. Other income for 1996 also included a favorable adjustment of $2,200,000 related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income for 1995 included favorable adjustments of $3,600,000 related to the Company's environmental liabilities following a review of its liabilities from previously divested operations, $1,494,000 related to the resolutions of several legal disputes and a $3,973,000 gain on the sale of idle corporate assets.

   During the three months ended June 30, 1995, the Company recorded $6,200,000 in charges relating primarily to an additional valuation allowance for customer returns and uncollectible accounts receivable at the Rolodex Business, the Company's former office supply unit, to recognize a number of open and unresolved customer chargebacks, primarily originating in prior years.

(16) Related Party Transactions

   During 1997, the Company paid Goldman Sachs $1,996,000 in investment banking fees and expenses related to the sale of the Rolodex Business, $2,042,000 of fees in connection with the refinancing and issuance of the Notes and $204,000 for services rendered in connection with the Tender Offer. During 1997, the Company paid Goldman Sachs $3,094,000 in underwriting fees related to the issuance of the Notes.

   As discussed in Note 8, the Company entered into a new bank credit agreement in 1997. Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, had an initial participating interest of $66,667,000 in the Bank Credit Agreement. Goldman Sachs Credit Partners L.P. received $583,000 from the agent bank for its portion of the arrangement fee paid by the Company in 1997.

   During 1996, the Company paid Goldman Sachs $1,000,000 in transaction fees in connection with the purchase of Lingemann (See Note 3). In connection with such services, the Company provides for the indemnification of Goldman Sachs against various liabilities, including liabilities under the Federal securities laws.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(17) Commitments and Contingencies

   Rental expense for operating leases totaled $4,283,000, $3,954,000 and $3,436,000 for the years ended December 31, 1997, 1996 and 1995, respectively. These leases primarily relate to production facilities. Rentals received for subleases for operating leases totaled $248,000 in 1997, $206,000 in 1996 and $136,000 in 1995.

   Future minimum lease payments under contractually noncancellable operating leases (with initial lease terms in excess of one year) for years subsequent to December 31, 1997 are as follows: 1998, $3,774,000; 1999, $2,861,000;
   2000, $2,209,000; 2001, $1,596,000; 2002, $874,000; and  thereafter,
   $1,324,000. Future minimum rentals to be received under noncancellable subleases for years subsequent to December 31, 1997 are as follows: 1998, $260,000; 1999, $260,000; 2000, $260,000; 2001, $22,000; and thereafter, none.

   The Company is implicated in various claims and legal actions arising in the ordinary course of business. Those claims or liabilities not subject to Bankruptcy Court litigation will be addressed in the ordinary course of business and be paid in cash as expenses are incurred.

   In the opinion of management, the ultimate disposition of the matters discussed above will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(18) Business Segment Information

   The Company manufactures and supplies a diversity of products in three primary business segments. The segments and products are discussed below:

   (a)  Automotive Components Group

        The Automotive Components Group is made up of three operating units, Thermal Components Group ("Thermal"), Steel Parts Corporation ("Steel Parts") and Romac Metals ("Romac"). The businesses in this segment manufacture automotive heat exchangers and related tubing, automatic transmission and suspension components and stainless steel tubing, respectively.

        In 1997, the group's sales to the automotive OEM market, aftermarket and non-automotive OEM manufacturers were 46%, 16% and 27% of total sales, respectively, compared to 46%, 19% and 23% of total sales, respectively, in 1996 and 43%, 19% and 22% of total sales, respectively, in 1995.

        Thermal's heat-transfer products have a broad range of applications in motor vehicles, railroad locomotives, construction and other industrial equipment.

        Steel Parts is a manufacturer of close tolerance precision metal stampings for the automotive industry including clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts. Approximately 70%, 70% and 67% of Steel Parts' sales were to one of the "Big 3" domestic automobile manufacturers in 1997, 1996 and 1995, respectively.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





        Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing.

   (b)  Technologies Group

        The Technologies Group consists of four operating units, Stewart Connector Systems, Inc. ("Stewart Connector"), Signal Transformer Co., Inc. ("Signal"), Stewart Stamping Corporation ("Stewart Stamping"), and Escod Industries ("Escod"). These units manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, precision wiring, main frame computer, automotive and medical equipment markets.

        Stewart Connector designs and manufactures specialized high speed data connector systems for telecommunications, cellular communications and data transmission, including local and wide area networks. Foreign sales accounted for approximately 41% of Stewart Connector's sales in 1997, 40% in 1996 and 43% in 1995. Competition is based principally on price with respect to older product lines and on technology and product features for newer products and to a lesser extent, patent protection.

        Signal manufactures both standard off-the-shelf and custom-made power transformers serving a broad customer base in a variety of industries. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

        Stewart Stamping is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping sells it products to a broad customer base primarily in the U.S. Stewart Stamping traditionally has focused on products that because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

        Escod produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Two telecommunications OEMs together accounted for approximately 68%, 66% and 60% of Escod's total revenues in 1997, 1996 and 1995, respectively.

   (c)  Office Products/Specialty Publishing Group

        Specialty Publishing consists of Taylor Publishing Company ("Taylor"), a wholly owned subsidiary engaged in yearbook and other specialty publishing.

        Taylor is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 87% of its revenues in each of the last three years. The market for yearbooks is affected more by demographic trends than by business cycles. Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





        On September 3, 1996, the Company sold Curtis. On October 4, 1996, the Company sold Rolodex Electronics. On March 5, 1997, the Company sold the remainder of its Rolodex Business. Sales of Rolodex Office Products (exclusive of Curtis and Rolodex Electronics sales were $10,797,000 and $58,600,000 in 1997 and 1996, respectively). Sales of the Rolodex Electronics divested in October 1996 totaled $9,360,000 in 1996 for the period until the date of sale. Sales of Curtis(R) brand and Curtis by RolodexTM computer accessories totaled $12,109,000 in 1996 for the period until the date of sale. Sales of the Office Products Business in 1995 totaled $111,697,000.

   (d)  Allocation of Intangibles

        In accordance with the Reorganization SOP, the Company has allocated Reorganization Goodwill and resulting amortization to its identifiable segments.

   (e)  Allocated Corporate Overhead

        Segment operating income (loss) reflects the allocation of corporate overhead.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





Operating information of each business segment, excluding divested subsidiaries, follows (in thousands):

                                                   1997     1996      1995
                                                 --------  -------  --------
Automotive Components Group
Sales                                            $231,070  209,722   180,251
Cost of sales                                     171,375  156,481   134,673
Selling, general and administrative
expenses                                           24,398   19,627    15,811
Allocated corporate overhead                        3,537    2,981     1,282
Depreciation                                        8,690    6,718     4,674
Amortization of Reorganization Goodwill                 -        -     3,404
                                                 --------  -------  --------
Segment operating income                          $23,070   23,915    20,407
                                                 ========  =======  ========
Technologies Group
Sales                                            $198,941  183,663   170,615
Cost of sales                                     140,683  127,337   116,253
Selling, general and administrative
expenses                                           25,365   23,190    19,750
Allocated corporate overhead                        3,728    3,152     1,412
Depreciation                                        6,159    5,531     5,714
Amortization of Reorganization Goodwill                 -        -     7,176
                                                 --------  -------  --------
Segment operating income                          $23,006   24,453    20,310
                                                 ========  =======  ========

Office Products/Specialty Publishing Group
Specialty Publishing:
Sales                                             $98,222   99,020    98,640
Cost of sales                                      58,787   61,094    60,389
Selling, general and administrative
expenses                                           29,406   31,504    29,594
Allocated corporate overhead                        1,744    1,986       881
Depreciation                                        2,930    2,786     2,904
Amortization of Reorganization Goodwill                 -        -     5,625
                                                 --------  -------  --------
Operating income (loss)                             5,355    1,650      (753)
                                                 --------  -------  --------
Office Products:
Sales                                              10,797   80,069   111,697
Cost of sales                                       5,483   44,981    74,405
Selling, general and administrative
expenses                                            2,954   22,946    27,983
Nonrecurring charges                                    -        -     6,200
Allocated corporate overhead                          240    1,501     1,023
Depreciation                                          194    1,474     1,406
Amortization of Reorganization Goodwill                 -        -    15,967
                                                 --------  -------  --------
Operating income (loss)                             1,926    9,167   (15,287)
                                                 --------  -------  --------
Segment operating income (loss)                    $7,281   10,817   (16,040)
                                                 ========  =======  ========

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

A reconciliation of segment operating income to consolidated operating income follows (in thousands):


                                                         1997     1996    1995
                                                       -------   ------  ------
Total segment operating income                         $53,357   59,185  24,677
Corporate depreciation                                     (89)     (84)    (60)
                                                       -------   ------  ------
 Consolidated operating income                         $53,268   59,101  24,617
                                                       =======   ======  ======


A summary of identifiable assets of each business segment at December 31 follows (in thousands):

                                                                 1997     1996
                                                              --------  -------
Automotive Components Group                                   $144,847  143,628
Technologies Group                                              87,252   80,740
Office Products/Specialty Publishing Group:
 Specialty Publishing                                           42,767   40,664
 Office Products                                                     -   27,153
Corporate                                                       27,807   56,208
                                                              --------  -------
                                                              $302,673  348,393
                                                              ========  =======

Corporate assets include cash, deferred taxes and other assets.


A summary of capital expenditures of each business segment follows
(in thousands):

                                                         1997     1996    1995
                                                       -------  ------   ------
Automotive Components Group                            $12,194   7,447   10,244
Technologies Group                                       8,166   9,597    7,044
Office Products/Specialty Publishing Group:
 Specialty Publishing                                    3,161   2,876    2,776
 Office Products                                             -   2,570    1,969
Corporate                                                   62      89      126
                                                       -------  ------   ------
                                                       $23,583  22,579   22,159
                                                       =======  ======   ======

A summary of export sales by geographic region follows (in thousands):


                                                         1997     1996    1995
                                                       -------   ------  ------
Europe                                                 $21,193   23,143  19,777
Asia                                                    14,007   17,133  18,493
Canada                                                   9,758    8,340   8,892
Mexico                                                   4,292    6,813   5,280
Other                                                    6,874    6,933   7,227
                                                       -------   ------  ------
                                                       $56,124   62,362  59,669
                                                       =======   ======  ======

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(19) Quarterly Financial Information (unaudited)

     A summary of the quarterly financial information follows (in thousands):


         1997                      Dec. 31      Sept. 30(1)  June 30  March 31(2)
         ----                      --------     --------     -------  --------
Sales                              $120,624      131,394     169,671   117,341
Gross profit                         29,508       34,269      52,170    31,256
Net income                            3,531        3,587      11,207    63,319

Per share:
 Basic net income per share        $   0.87         0.64        1.16      6.65
 Diluted net income per share          0.85         0.62        1.14      6.39

         1996                      Dec. 31(3)   Sept. 30(4)  June 30  March 31
         ----                      --------     --------     -------  --------
Sales                              $129,084      142,893     178,048   122,449
Gross profit                         36,230       41,038      55,621    34,882
Net income                           12,620        8,482      11,805     6,146

Per share:
 Basic net income per share        $   1.33         0.90        1.24      0.64
 Diluted net income per share          1.27         0.86        1.20      0.62

   (1) Includes a pretax extraordinary loss of $1,193,000 (or $.21 per share on both a basic and diluted basis) related to the extinguishment of debt (See Note 8).

   (2) Includes a pretax gain on the sale of the Rolodex Business totaling $95,001,000.

   (3) Includes the following: (a) pretax gain of $3,125,000 on the sale of Rolodex Electronics (See Note 2), (b) recognition of a tax benefit of $3,207,000 primarily related to a capital loss carryforward.

   (4) Includes a pretax favorable adjustment of $2,200,000 to the Company's environmental liabilities.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(20) Pro Forma Results of Operations (unaudited)

     Set forth below is certain unaudited pro forma consolidated financial information of the Company based on historical information that has been adjusted to reflect the divestiture of the Office Products Business and all transactions directly or indirectly related to the transactions discussed in Notes 2, 3, 8 and 11. In addition, the historical financial information for 1996 has been adjusted to reflect the acquisition of the Lingemann Business.

     The income statement data give effect to the following transactions as if all had occurred at the beginning of each period presented; (i) the Company's purchase of 2,805,194 shares of common stock from Water Street and 51,948 shares from Mr. Smialek at a price of $38.50 per share; (ii) the Company's purchase of 2,857,142 shares at a price of $38.50 per share pursuant to the Tender Offer; (iii) the closing of the Bank Credit Agreement (including advances to refinance in full outstanding indebtedness under the prior credit agreement); and (iv) the issuance of $150 million of the Notes. The income statement for the 1997 and 1996 periods give effect to the sale of the Rolodex Business (which occurred on March 5, 1997) as if it occurred at the beginning of each period. In addition, the income statement data for the 1996 period has been adjusted to reflect (i) the divestiture of Rolodex Electronics, (ii) the divestiture of Curtis, and
     (iii) the acquisition of the Lingemann Business as if all had occurred at the beginning of the period. The Rolodex Electronics and Curtis divestitures and the Lingemann Business acquisition actually occurred in the third and fourth quarters of 1996. The nonrecurring transactions directly related to the aforementioned transaction are excluded from the pro forma income statement data. The unaudited summary pro forma consolidated financial data is based on certain assumptions and estimates, and therefore does not purport to be indicative of the results that would actually have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1997
                     (In thousands, except per share data)


                                                       Sale of the                 Refinancing
                                                         Rolodex                       and
                                         Historical    Business(1)     Subtotal   Tender Offer(2)   Pro Forma
                                        -----------    -----------    ----------  ---------------   ---------


Net sales                                   $539,030      (10,797)       528,233             -        528,233
Cost of goods sold                           376,328       (5,483)       370,845             -        370,845
Depreciation and amortization                 18,571         (194)        18,377             -         18,377
Selling, general and
  administrative expenses                     90,863       (2,954)        87,909             -         87,909
                                            --------     --------       --------      --------       --------
Operating income                              53,268       (2,166)        51,102             -         51,102

Interest expense                             (20,562)           -        (20,562)       (8,879)       (29,441)
Interest income                                2,877          955          3,832        (3,086)           746
Gain on sale of Rolodex                       95,001      (95,001)             -             -              -
Equity in net income of Thermalex              2,647            -          2,647             -          2,647
Other income, net                                795           (1)           794             -            794
                                            --------     --------       --------      --------       --------
Income before income taxes                   134,026      (96,213)        37,813       (11,965)        25,848

Income tax expense                           (51,654)      37,680        (13,974)        4,606         (9,368)
                                            --------     --------       --------      --------       --------
Income before extraordinary
  item                                        82,372      (58,533)        23,839        (7,359)        16,480

Extraordinary item, net                         (728)           -           (728)          728              -
                                            --------     --------       --------      --------       --------
Net income                                  $ 81,644      (58,533)        23,111        (6,631)        16,480
                                            ========     ========       ========      ========       ========
Basic net income per share                    $11.34                                                     4.15
                                            ========                                                 ========
Weighted average number of
common shares outstanding                      7,200                                    (3,233)         3,967
                                            ========                                  ========       ========
Diluted net income per common
  share                                       $11.12                                                     4.01
                                            ========                                                 ========
Weighted average number of
common shares and common share
equivalents outstanding                        7,345                                    (3,233)         4,112
                                            ========                                  ========       ========

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1996
                     (In thousands, except per share data)


                                                Acquisition                   Refinancing
                                                    and                           and
                                   Historical   Divestitures(3)  Subtotal   Tender Offer(2)  Pro Forma
                                   ----------  ----------------  --------   ---------------  ---------
Net sales                           $572,474       (65,334)       507,140             -       507,140
Cost of goods sold                   389,893       (32,277)       357,616             -       357,616
Depreciation and amortization         16,831           103         16,934             -        16,934
Selling, general and
administrative expenses              106,649       (20,753)        85,896             -        85,896
                                    --------       -------        -------       -------       -------
Operating income                      59,101       (12,407)        46,694             -        46,694

Interest expense                     (18,386)          (60)       (18,446)      (13,770)      (32,216)
Interest income                        1,010         5,692          6,702        (5,978)          724
Equity in net income of Thermalex      2,922             -          2,922             -         2,922
Other income, net                      7,216        (2,432)         4,784             -         4,784
                                    --------       -------        -------       -------       -------
Income before income taxes            51,863        (9,207)        42,656       (19,748)       22,908

Income tax expense                   (12,810)       (1,689)       (14,499)        7,603        (6,896)
                                    --------       -------        -------       -------       -------
Net income                           $39,053       (10,896)        28,157       (12,145)       16,012
                                    ========       =======        =======       =======       =======
Basic net income per share             $4.10                                                     4.21
                                    ========                                                  =======
Weighted average number of
common shares outstanding              9,517                                     (5,714)        3,803
                                    ========                                    =======       =======
Diluted net income per share           $3.95                                                     3.83
                                    ========                                                  =======
Weighted average number of
common shares and common share
equivalents outstanding                9,892                                     (5,714)        4,178
                                    ========                                    =======       =======

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements







   The Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income follow:

   (1) To record the effect on sales, costs and expenses assuming that the divestiture of the Rolodex Business had occurred as of the beginning of the period presented. Proceeds from the sale of the Rolodex Business were assumed to have been held in short term investments from the beginning of the period.

   (2) To record the effect on interest expense and the related income tax effect of (i) the purchase of 2,805,194 shares from Water Street and 51,948 shares from Mr. Smialek at $38.50 per share in cash for an aggregate purchase price of $109,999,967, (ii) the entering into of the Bank Credit Agreement and the issuance and sale of $150,000,000 aggregate principal amount of the Notes, and (iii) the purchase of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $109,999,967 pursuant to the Tender Offer, as if the aforementioned transactions had occurred at the beginning of the periods presented. Interest income which was assumed to have been earned on the proceeds from the sale of the Office Products Business was reversed as part of this adjustment.

   (3) To record the effect on sales, costs and expenses assuming that the divestiture of the Office Products Business and the acquisition of the Lingemann Business had occurred as of the beginning of the period presented. Proceeds from the sale of the Rolodex Business were assumed to have been held in short term investments from the beginning of the period. Proceeds from the sales of Rolodex Electronics and Curtis were assumed to have been applied to reduce the Company's outstanding debt at the beginning of the period, reducing interest expense and the related income tax expense. The acquisition of the Lingemann Business was assumed to have occurred and to have been funded through borrowings under the prior bank agreement as of the beginning of the period presented.

(21) Subsequent Event

   On March 24, 1998, it was announced that the Company and an affiliate of DLJ Merchant Banking Partners II (and affiliated funds) ("DLJMB") have signed a definitive merger agreement. Under the terms of the agreement, the stockholders of the Company will receive total consideration of $44.50 per share, consisting of $42.98 in cash and 0.03419 shares of retained stock of the surviving corporation. In aggregate, stockholders will receive approximately $172.6 million in cash and retain 137,328 shares in the surviving entity. The retained shares will represent approximately 10% of the common stock outstanding post-recapitalization.

   The transaction, which is estimated to have a value of approximately $437 million including existing indebtedness to be assumed and/or refinanced, is subject to terms and conditions customary in transactions of this type, including approval by the Company's shareholders and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and will be treated as a recapitalization for accounting purposes. Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, which acted as financial advisors to DLJMB, have committed to provide all debt financing required for the transaction.

   DLJMB also announced that it entered into a voting agreement in support of the transaction with respect to 1,783,878 shares, approximately 44% of the voting stock of the Company, with Water Street, an affiliate of Goldman Sachs, which is the Company's largest shareholder.

   As a result of the proposed merger, the Company and DLJMB will incur various costs and expenses in connection with consummating the transaction including professional fees, registration costs, financing costs, and compensation costs. Pursuant to the terms of the merger, all issued employee stock options will vest. The compensation expense associated with the option payments will include approximately $11.4 million to employees for the excess of the $44.50 purchase price per share over the exercise cost of all outstanding vested and unvested options.